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                                                                    EXHIBIT 99.1

                   HERCULES EXPECTS 2ND QUARTER EARNINGS ABOVE
                           CONSENSUS ANALYST ESTIMATES

July 10, 2003, Wilmington, DE . . . Hercules Incorporated (NYSE: HPC) today announced that it expects to report earnings for the second quarter ended June 30, 2003 in the range of $0.27 to $0.29 per fully diluted share. This compares to a loss of $0.10 per fully diluted share for the same period in 2002 and a loss of $0.14 per fully diluted share in the first quarter 2003.

Earnings from ongoing operations(1) for the second quarter of 2003 are expected to be in the range of $0.21 to $0.23 per fully diluted share. This compares to $0.20 per fully diluted share in the second quarter of 2002 and $0.13 per fully diluted share in the first quarter of 2003. The First Call consensus estimate for the Company's earnings from ongoing operations is $0.19 per fully diluted share for the second quarter 2003. If market conditions hold, Hercules also expects to exceed First Call's consensus estimate for the year 2003 of $0.72 per fully diluted share.

Improved earnings in the second quarter were driven by higher sales, improved operating profits, and lower taxes in the quarter.

Net sales in the second quarter 2003 are expected to increase approximately 8% compared to net sales of $437 million for the same period last year. Net sales growth was driven largely by the Euro's appreciation against the U.S. dollar and also higher prices and higher volumes. Year-to-date net sales are up approximately 9% compared to the same period in 2002.

"The people of Hercules continue to deliver excellent results in a difficult environment," said Dr. William H. Joyce, Chairman and Chief Executive Officer. "The Company is well on its way to achieving its stated target of annual double-digit growth in earnings and operating profits from ongoing operations."

Dr. Joyce added, "With another quarter of solid performance, I am particularly proud that we will have delivered seven consecutive quarters of productivity improvements from ongoing operations. Hercules continues to improve results in spite of higher energy and raw material costs, higher pension expenses and a difficult pulp and paper marketplace."

(1) Ongoing operations is a non-GAAP financial measure. The ongoing operations include Pulp and Paper, Aqualon, FiberVisions and Pinova. See Table 1.

                                                                     (continued)
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Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, the outcome of the pending proxy contest, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorist activities and international hostilities. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact:       John S. Riley      (302) 594-6025
Investor Contact:    Allen A. Spizzo    (302) 594-6491
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Table 1

                                                                                THREE MONTHS      THREE MONTHS    THREE MONTHS
RECONCILIATION TO ONGOING OPERATIONS                                                ENDED            ENDED           ENDED
JUNE 30, 2003                                                                   JUNE 30, 2003    JUNE 30, 2002   MARCH 31, 2003
-------------                                                                   -------------    -------------   --------------
                                                                                 DILUTED EPS       DILUTED EPS    DILUTED EPS

EXPECTED/REPORTED(2)                                                            $0.27 - $0.29        ($0.10)        ($0.14)
Discontinued operations                                                                 (0.02)        (0.09)            --
Cumulative effect of change in accounting principle, net of tax                            --            --           0.26
Income (loss) before discontinued operations and change in
 accounting principle                                                           $0.25 - $0.27        ($0.19)         $0.12
Restructuring costs                                                                     (0.01)         0.04           0.01
Asset impairments                                                                          --          0.04             --
Debt prepayment and write-off of debt issuance costs                                       --          0.25             --
Other gains and losses, net, related to divested businesses                              0.02            --             --
Other                                                                                    0.01          0.02             --
Tax benefit attributable to donation of intellectual property                           (0.06)           --             --
ITEMS RELATED TO DISCONTINUED OPERATIONS
   Interest Expense                                                                        --          0.02             --
Adjustment to statutory tax rate                                                           --          0.02             --
ONGOING OPERATIONS(1)                                                           $0.21 - $0.23         $0.20          $0.13

(1) Ongoing operations is a non-GAAP financial measure. The ongoing operations include Pulp and Paper, Aqualon, FiberVisions and Pinova.

(2) Expected applies to the three months ended June 30, 2003; Reported applies to the three months ended June 30, 2002 and March 31, 2003, respectively.